EXHIBIT 10.4

MASTER MANUFACTURING AGREEMENT

BETWEEN :

Signature Industries Ltd (SIL), a company incorporated and registered in England and Wales (number 02800561) whose registered office is at Tom Cribb Road Thamesmead London SE28 0BH, represented by Mike Cook as Managing Director.

(« Customer »)

ON THE FIRST PART,

AND :

Custom Interconnect Ltd (CIL), a company registered in England whose registered office is at Charlton Road, Andover, Hants SP10 3JL, represented by John Boston as Managing Director.

(“Supplier”)

ON THE SECOND PART,

(Customer and the Supplier being hereafter referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS:

A.	Customer is in the business of designing, manufacturing and selling electronic products for military market and providing related systems and services.

B.	Supplier is a company engaged in the manufacture of electronic devices and has a long-term experience and technical expertise in the manufacture of electronic cards and box-building.

C.	Customer desires to subcontract to Supplier the manufacture of certain electronic devices, as well as certain related services including sourcing, procurement, certain testing, maintenance and repair.

D.
The Parties therefore wish to establish the terms and conditions of a long-term manufacturing agreement and thereby agree, for each product listed under Appendix A as revised and updated from time to time (the “Products”), on the terms and conditions of (i) transfers by Customer to Supplier of certain technical data relating to the products (ii) the overall Product manufacturing applicable by Supplier and related supply process to Customer, and (iii) the services to be provided by supplier in relation to the Products, also listed under Appendix A (the “Services”).

IT IS THEREFORE AGREED AS FOLLOWS:

Article 1.           Purpose

1.1
The purpose of this agreement (the “Agreement”) is to set forth the terms and conditions for the manufacture and supply by Supplier to Customer of Products and Services listed in Appendix A against purchase orders which may be placed by the Customer, now and then. It is expressly agreed that time shall be of the essence, in accordance with the agreed lead-times.

1.2
The terms of this Agreement shall apply to all orders of Products and Services placed in accordance with the terms contained herein by the Customer and by any entity directly or indirectly controlling, controlled by, or under common control with the Customer (the “Affiliates”). Affiliates or the Customer are intended to qualify as direct and indirect beneficiaries of this Agreement as if signatories hereof. The term “the Customer” shall therefore include, for the purposes of this Agreement, The Customer and any and all Affiliate of the Customer placing an order for Products or Services with Supplier. As of today, Affiliates are: Orolia Sas, Kannad Sas and McMurdo Ltd.

1.3
All Products and Services supplied to Customer by Supplier shall conform to the technical specifications, manufacturing and supply rules and methods as described in the warranty Section 9 and more generally to all terms and conditions contained and referred to in this Agreement.

Article 2.           Technical Data Transfer Scheme

2.1
A list of all Manufacturing Files and Information already provided or made available to Supplier by Customer on or before the execution of this Agreement is set out under Appendix B. For the purpose of this Agreement the term “Manufacturing Files Information” shall mean all information and data provided by Customer with respect to the Product and Testing; it shall exclude Supplier’s manufacturing processes. Supplier acknowledges that all Manufacturing Files and Information supplied or made available to it under this Agreement are and shall at all times remain the exclusive property of, and fully owned by Customer and supplied and made available to Supplier exclusively for the purpose of this Agreement. Supplier further recognizes that it or any third party shall not acquire any ownership or other right whatsoever on any of these manufacturing files and information, including through the passing of time, and that upon termination or expiration of this Agreement for any reason whatsoever, the same shall be returned to Customer in accordance with Article 14 below.

2.2
A list of all specialist tools already provided or made available to Supplier by Customer on or before execution of this Agreement is set out under Appendix B. Supplier acknowledges that all tools supplied or made available to it under this Agreement are and shall at all times remain the exclusive property of, and fully owned by Customer and are supplied and made available to Supplier exclusively for the purpose of this Agreement. Supplier further recognizes that it or any third party shall not acquire any ownership or other right whatsoever on any of these tools, including through the passing of time, and that upon termination or expiration of this Agreement for any reason whatsoever, the same shall be returned to Customer in accordance with Article 14 below. It is the responsibility of Supplier to maintain and calibrate such tools at Supplier’s cost for a mutually agreed life. Such tools must be clearly marked with Customer’s name and asset number.

2.3
Manufacturing of Products by Supplier under this Agreement shall be subject to the prior issuance by Customer, for each Product, of a product and process qualification. The products for which Supplier has already obtained such qualification on or before the execution of this Agreement are set out under Appendix A.

2.4
In the event that new products would be manufactured by Supplier in accordance with Article 10 below, Customer shall provide Supplier with the specifications and Manufacturing Files and Information of such new product and with the necessary specialist tools.

2.5
The use of specialist tools may comprise the use of test software as indicated in Appendix B. Nothing herein shall construe as granting to Supplier any right or such test software through the authorized of the tools under this Agreement. Such test software shall be treated as strictly confidential and Supplier shall be responsible for recording revision of all test software and regularly backing-up.

2.6
It may, from time to time, be mutually agreed in writing that Supplier shall develop and supply under its full responsibility some testing tools. In such case, Supplier shall transfer to Customer all the intellectual property rights pertaining to the tool, software, data or other related material upon conception as outlined in clause 10.3

Article 3.           Supply of components by third-party suppliers – Savings

3.1
For the purpose of manufacturing the Products hereunder, Supplier will source parts from approved vendors or manufacturers, as specified by Customer in the Bill of Materials or Approved Vendor List (“BOM or “AVL”) that Customer will supply as part of the Manufacturing File and Information. Certain BOM and list of approved vendors or manufacturers are already indentified under Appendix B.

3.2
Except as otherwise agreed in writing between the Parties, Supplier shall be responsible to any third party supplier for the acquisition and supply of any component and for the payment thereof. It is agreed that, while the Supplier will totally be responsible for Supplier Controlled Components, Supplier will only manage the relationship, the purchasing, procurement, incoming inspection for Customer Controlled Components as expressly identified as such in Appendix D.

Article 4.           Purchase Orders – Forecasts – Lead Times – Stocks – Delivery Dates

4.1
Customer will issue purchase order for Products under this Agreement according to a frozen shipment schedule  described in Appendix C. Supplier will launch procurements according to this schedule and Lead Times and as per rules described in said Appendix C, as needed for the proper fulfillment of the purchase orders within the agreed Lead Times.

4.2
All purchases orders placed by Customer shall be made in writing, sent either by mail, by telecopy or by e-mail (confirmed by telecopy) to Supplier Planning Services and shall include for each Product or Products so ordered:

-	Customer purchase order reference,

-	The exact Product reference and identification,

-	The applicable technical revision level indicator,

-	The applicable purchase price, and,

-	The delivery terms and conditions including as to delivery date and place.

4.3
In order to constitute binding orders between the Parties, purchase orders shall be subject to confirmation by Supplier, within a number of days, depending on whether there was a forecast, as indicated in Appendix C, elapsing from receipt by Supplier of the relevant Customer purchase order. Supplier shall confirm orders in writing. A written acknowledgement of receipt (or also referred to as “purchase order confirmation”) shall be addressed to Customer Scheduling Department and shall confirm quantities, price, delivery date and place according incoterms for the Products ordered within 5 working days at the maximum for un-forecasted Purchase Orders. Unless a written purchase order confirmation is sent to Customer Scheduling department within said time period, purchase orders shall be deemed accepted and confirmed by Supplier upon expiry of said confirmation period. Any modification to the terms and conditions shall only be accepted if confirmed in written form by both Parties. Supplier has the obligation to accept any purchase orders issued by Customer in accordance with this Agreement and covered by forecast.

4.4
Only purchase orders confirmed in accordance with Article 4.3 above will trigger the manufacturing process by Supplier for the relevant products. This Agreement shall in no manner constitute a general authorization, whether express or tacit, granted by Customer to Supplier, to manufacture Products, or parts thereof, in advance of actual purchase orders so confirmed. Customer shall in no manner have an obligation to purchase finished Products from Supplier other than under a purchase order accepted as set forth above.

4.5
During the regular Monitoring Committee meetings, once per month during the qualification process and then, once per quarter, Supplier shall advise Customer in writing and documented of any excess or obsolete Components in its inventory and their Delivered Cost (the “E&O List”). For the purpose of this Agreement, “Delivered Cost” shall mean Supplier’s standard cost of Components as stated on the bill of materials plus Supplier material overhead (MOH) costs. Within ten (10) business days of receiving Supplier’s E&O List, Customer shall advise Supplier of any Component on the E&O List that believes is not excess or obsolete. After Receiving Supplier’s E&O List, Customer shall issue to Supplier an Order for all obsolete Components and pay in accordance with Article 8 of this Agreement. For the purpose of this Section, the phrased “obsolete Component” shall mean any component which is confirmed as being an obsolete Component by Customer (based on the Supplier’s MRP information) because it will not be used to manufacture Customer’s Product (whether as a result of an ECN or otherwise), and the term “excess Component” shall mean any Component which is not required to meet Customer’s 12 months Forecast to which such Component was initially ordered. Supplier shall report any non expected events: Concession, waiver, yields below standard, fails during FQC (Final Quality Control),…

4.6	Supplier undertakes to maintain at all times during this Agreement and under its own responsibility a safety stock of Products and/or a minimum stock of components as indicated in Appendix C.

4.7
The stock of production components under Customer ownership shall be kept under the custody of the Supplier, at the Customer’s own cost and Supplier’s risk. Supplier will not source any such components from third-party suppliers until such inventory is fully consumed.

Article 5.           Delivery – Packaging & Shipping

5.1	Supplier shall deliver the Products DDP (INCOTERM 2010 of the ICC) a location in the UK (to be confirmed by MoD)

5.2
Supplier acknowledges that time of delivery is of essence and that forecasts provided to Supplier will be established on the basis of delivery programs and obligations in force between Customer and its own clients. Delivery in due time (as per Appendix C) by Supplier is therefore an essential obligation under this Agreement and Supplier acknowledges that Customer’s decision to contract with Supplier was based on the latter’s ability to supply the Products in accordance with Customer’s needs and constraints.

5.3
Supplier shall inform, by written notice (i.e. email, confirmed via fax), as soon as reasonably possible Customer of any late deliveries or risk thereof and provide Customer with an explanation of the reasons for such failure, the measures taken by Supplier to remedy such delay, as well as the next possible date of delivery. In case of failure to make a delivery on the contractually requested delivery date (as outlined in Appendix C), Supplier shall be liable for the late delivery penalties as outlined in Appendix C.

5.4
Delivery delays in delivery exceeding five (5) working days beyond the mutually agreed written contractual date of delivery shall render the Supplier be liable for liquidated damages. When no due date has been agreed, the delivery Lead-Times in Appendix C shall apply. The liquidated damages shall be calculated on the price of the delayed Products not delivered on the mutually agreed delivery date. The liquidated damages shall be one percent (1%) of the second calendar week and two percent (2%)  for the third and two (2%) for the fourth week of delay of the price of delayed Products not delivered on the mutually agreed delivery date up to a maximum of five (5) percent of the price of delayed Products not delivered on the mutually agreed date. In the event that the Products are not delivered after week four (4), it has been agreed that the liquidated damages scheme would re-start based on the mutually agreed re-acknowledgment delivery date. Supplier shall be obliged to notify a re-acknowledgement date as soon as it become aware of a potential delay that would go beyond four (4) weeks delay. The possibility to make partial deliveries shall be mutually and agreed between the parties in advance.

5.5
Packaging and shipping shall be made in accordance with the standards and specifications set out in Appendix E, and more generally so as to protect the Products from any defects that may result from the transport. Packing slips will be attached to any Product delivery and, where applicable, will include the serial number of the Product and any relevant identification element.

5.6	Transfer of ownership and risks of the Products shall pass to Customer on delivery in accordance with the agreed incoterms.

5.7
Supplier undertakes to comply with health, safety and environmental rules and regulations applicable to the manufacturing of the Products accordingly, inform Customer (For this article, Customer is Signature Industries Ltd) that contains a substance or a material, which could pollute the environment or may be dangerous or hazardous for human health or the security of persons, even if such risk may only arise after a wrongful use or manipulation of the Product.

5.8
The Products sold are verified by the Supplier in its factory as being compliant with the terms and conditions of this Agreement and with Customer specifications. Supplier shall send Customer a certificate of internal acceptance proving that all mutually agreed tests have been successfully passed.

Article 6.           Quality Standards – Business continuity – Audits

6.1
Technical specifications applicable to the Products are given by the technical revision level indicator provided in each purchase order. Technical modification requirements regarding the Products or its components shall be addressed by Customer to Supplier in accordance with article 11 below.

6.2
The Products shall be manufactured in accordance with (a) the applicable technical standards and the procedure described in the Manufacturing Files and Information provided to Supplier upon execution of this Agreement or subsequently thereafter, and more generally in accordance with (b) Customer BOM information as per Appendix B, (c) the certifications as provided in Appendix F, (d) applicable industry standards. In particular, Supplier shall proceed with all controls and tests described in such files.

6.3
Supplier is currently ISO 9001-2008 certified and shall during the term of this Agreement be and remain ISO certified and maintain management quality criteria described in the Quality Assurance Agreement attached hereto as Appendix F. Supplier further undertakes to maintain during the term of this Agreement the certificates listed in Appendix F. Supplier shall also maintain during the term of this agreement its business continuity plan as described in said Appendix F. Without prejudice to the provisions of Article 6.4, Supplier shall allow visits or operational related audits of its manufacturing and inventory site by either Customer or Customer’s clients, upon Customer’s prior notification, during normal business days and hours, at conditions that will be mutually agreed beforehand.

6.4
Upon advance reasonable prior written notice from Customer and subject to the execution of an appropriate nondisclosure agreement by external auditors, if any, to comply with Supplier’s confidentiality rules, Supplier shall provide such auditors, as Customer may from time to time designate in such notice, with reasonable access, during normal business days and hours, to the manufacturing and inventory sites of Supplier for the purpose of performing audits to verify the nature, quality and quantity of any and all components, elements or sub-assemblies used to manufacture the Products, to examine the manufacturing process, tests and controls performed by Supplier, the performance of the specialist tools used, and more generally, any element in relation with the quality of the Products. Supplier shall provide to such auditors any reasonable additional assistance on site that they reasonably require, at no cost to Customer nor such auditors. Customer and its representatives acknowledge that their presence on Supplier’s property is at their sole risk. If the audit performed by Customer reveals any deficiencies, concerns and/or recommendations, both Parties shall, upon written request to that effect sent by Customer, review and carry out remedial action in accordance with the corrective action.

6.5
Customer shall have the right to reject any Product in accordance with Article 9 (“Warranty”) not compliant with the agreed requirements and specifications (such as without limitation, manufactured in violation of the applicable technical specifications set out in the manufacturing files or otherwise applicable).

6.6
Supplier shall keep all records and documentation necessary to bring evidence of activities and results obtained in relation to Products manufacturing. When appropriate, on specific Customer’s request, some documentation in relation with controls and tests carried out such as, management reviews, corrective and preventive actions reviews and plans, process qualifications, will be kept by Supplier for a period of time mutually agreed upon by the Parties and Supplier hereby authorizes Customer to obtain, upon first demand, copies of such documentation.

Article 7.           Services

7.1	Supplier shall provide the Services described in Appendix A, in accordance with the service levels and specifications set out in Appendix H.

7.2	The Services shall be ordered through a purchase order or through a formalised authorisation form.

Article 8.           Prices and Payments

8.1	Supplier will supply the Products and Services to Customer in accordance with the prices set out in Appendix C.

8.2	Invoices shall be directly addressed by the Supplier, to the Accounting Department as indicated in the order. Each invoice shall be expressed in the currency stipulated in the order.

8.3	Payment shall be made following invoice and Thirty (30) days net of receipt of relevant undisputed invoice and delivery of compliant Products and Services.

Article 9.           Warranties

9.1
Supplier warrants that the Products shall, during the mutually agreed warranty period (hereinafter referred to as “the Warranty Period”), be a) free from defects in manufacturing process, workmanship and, in the event of a Supplier Controlled Material (subject to the provision hereinafter with regards to Customer Controlled Material), material and b) compliant with the Customer specifications and the requirements contained in or referred to in this Agreement. The Products shall be manufactured in conformity with such applicable specifications. With respect to Customer Controlled Material included in the Products, Supplier warrants that the incoming inspection has been performed by Supplier with all due care and skill and in accordance with industry standards in order to ensure that the Customer Controlled Material comply with Customer specifications and the needs and requirements of this Agreement.

9.2
The Warranty Period applicable to the Products shall be thirty six (36) months commencing on the date of manufacture in accordance with the Product date code. Supplier shall, at its option and its expense, either repair or replace any defective Products during the Warranty Period, at no cost for Customer. Replacement shall be made within a commercially reasonable number of days of the date of return of the defective Product or within that number of days as agreed under relevant purchase order. Any repaired or replaced Product shall be warranted as set forth in this Article for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) ninety (90) days after it is received by Customer. All returns shall state the specific reason for such return.

9.3
Supplier shall pay all transportation costs (including freight costs and packaging fees) for returns of the Products to Supplier pursuant to this Article 9 and for the shipment of the repaired or replacement Products to Customer, and shall bear all risk of loss and damage to such Products while in transit.

9.4
Exclusions from Warranty. The warranty will not cover defects or failures resulting from (a) Customer’s design of Products and (b) if and to the extent the defect is due to neglect, abuse, misuse, accident improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements of the concerned Product by Customer, its agents or its clients, (c) alterations, modifications or repairs by Customer or third parties, unless in agreement with Supplier or (d) defective Customer-provided test equipment or test software.

Article 10.           New Products

10.1
In the event Customer desires to subcontract to Supplier the manufacture of new products, Customer shall provide Supplier with initial manufacturing data and with the necessary specialist tools enabling Supplier to evaluate the initial investment required to initiate such manufacturing.

10.2
Customer shall, after agreement by the Parties on the price per unit for the supply of any new product as well as the initial investment required to be paid by Customer, where applicable, provide Supplier with the complete specifications and information (industrial files) in connection with this new product.

10.3
The Parties acknowledge that all Intellectual Property Rights owned by the other party prior to the date of this Agreement shall remain the property of that party (Background intellectual Property Rights). No intellectual property rights shall be transferred under this Agreement except for the intellectual property rights in new products, manufacturing files, software (if applicable), specifications, documentation, tools and other material created or modified and, if so agreed between the Parties, paid for by Customer under this Agreement pursuant to Customer’s request and specifications (hereafter referred to as “Materials”), such Intellectual Property Right shall vest in Customer absolutely upon creation (or upon payment if such payment is agreed between the Parties).

10.4	The Supplier undertakes not to retain copies of the Material following the expiry or termination of this Agreement without the prior written consent of Customer.

10.5	All intellectual property rights developed by Customer shall always remain vested in Customer.

10.6
Should the Supplier be the developer of such Material, then Supplier shall transfer to Customer all the intellectual property rights pertaining to the Material upon their conception. Such intellectual property rights shall be transferred to Customer for all countries and for the entire duration of the intellectual property rights. The intellectual property rights so transferred include, in particular, any modification, upgrades, enhancements or changes to the Material, which Customer may carry out, or have carried out by Supplier or a third party and the rights to reproduce, commercially use and distribute the Material.

Article 11.           Modification of Products – ECO – EOL

11.1
Supplier shall inform Customer of any changes to the production process, the production location, the production line, the technology, sub-contractors or suppliers used. Upon notification, Customer shall have the right to proceed to any verification in this respect and obtain from Supplier initial samples. Any notified modification, shall in order to be carried out, be subject to the prior written approval of Customer.

11.2
Customer shall have the right to request from Supplier certain technical modification requirements regarding the Products. Within one week from Customer’s written request, Supplier shall provide Customer with an estimate of the time and cost to carry out such modifications, which shall, in any case, be subject to written authorization by Customer. Supplier will take all necessary actions to implement such modifications according to Customer’s requirements.

11.3
Supplier shall not modify the Products, its components or technical specifications or bring modifications to the manufacturing process without the written prior approval of Customer. Supplier shall be responsible for the implementation of such modifications, including the implications of these modifications on the related inventory. The parties shall mutually agree the date of implementation of approved modifications.

11.4	The procedure for the above possible changes (“engineering change notification” or “ECN”) is described in Appendix G.

11.5
Supplier shall provide end of life (“EOL”) services for a period identified in Appendix H and starting from last production run, including maintenance of equipment, know-how and required materials. Customer will advise of Product discontinuance with a minimum notice period identified in said Appendix H prior to the last production run, along with a firm forecast. Customer is responsible for minimizing inventory exposure and lifetime buys of parts during this period. No lifetime buys will be purchased without prior written consent from Customer, these parts will become Customer’s property upon receipt, and will be invoiced accordingly. Supplier will negotiate phased deliveries of lifetime buys as per the rules under Appendix H, proactively monitor component life cycles and advise Customer accordingly. Any relevant EOL/PCN information that Supplier receives from parts vendors must be promptly relayed to Customer. Lifetime buys resulting from component EOL will be handled as for Product EOL described above.

Article 12.           Term

12.1
This Agreement shall become effective as of the date of 11th of July 2011 (“Effective Date”) and by execution by both Parties and, unless earlier terminated as provided herein, shall continue in effect for a period of two (2) years. Upon expiry of the initial term, this Agreement shall continue from year to year until one Party terminates the Agreement in accordance with Article 13.

Article 13.           Termination

13.1
Customer may, in case of a breach of obligation relating to a specific order and in the event such breach has not been remedied within thirty (30) days following the written notice to do so, terminate the correspondent order only and decide, at its own discretion, to pursue the Agreement.

13.2
Either Party may terminate this Agreement immediately and automatically in writing, without any advance or prior notice, upon the occurrence of the following events: (i) to the extent permitted by law, in the event that the other undergoes a bankruptcy proceedings or otherwise becomes insolvent or is stuck by any other bankruptcy-related judicial procedure, or (ii) enter into or file a petition, arrangement or proceeding seeking an order for relief under the bankruptcy laws of its respective its respective jurisdiction; (iii) enter into a receivership of any of its assets or (iv) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

13.3
Either Party may terminate this Agreement for convenience, at any time by written notice given (i) to Supplier at least six months prior to the date on which such termination is to become effective in the which such termination is to become effective in the case Customer is the terminating Party and (ii) to Customer at least six months prior to the date on which such termination is to become effective in the case Supplier is the terminating Party, subject to the provision in Article 8.1

13.4
Upon expiration or termination of this Agreement for any reason, unless otherwise instructed by Customer, Supplier shall return to Customer all documents, specialist tools and material provided by Customer within thirty (30) days of expiration or termination on mutually agreed costs in accordance with the mutually agreed Incoterms 2010. Upon expiration or termination of this Agreement for any reason, unless otherwise instructed by Supplier, Customer shall return to Supplier all Supplier Confidential Information within thirty (30) days of expiration or termination on mutually agreed costs in accordance with the mutually agreed Incoterms 2010.

13.5
Except in the event of termination for breach of the Supplier either of the order or of the Agreement as outlined in 13.1, In the event of the termination of this agreement, Customer shall (subject to any other agreement of the Parties at the time) be required:

a)	To purchase from Supplier the ordered and finished Products which at the date of termination have been manufactured by Supplier (and which have not already been paid for by Customer), and

b)
To pay Supplier for the components or other raw materials ordered by Supplier solely for the performance of its obligations hereunder including Work in Progress corresponding to a purchase order issued by Customer, up to level mutually agreed by the Parties during their last Monitoring Committee meeting for the purchase price including material overhead of such components or raw materials.

13.6
In case of termination, Supplier shall provide Customer with commercially reasonable support and assistance necessary for the transfer by Customer of the manufacturing of the concerned Products to another supplier. The costs for such support shall be mutually agreed between the parties.

13.7	In the event Customer terminates this Agreement or any Order hereunder as a result of a breach by Supplier, Customer shall purchase:

a)	The contract price for all finished Products existing at the time of termination;

b)	Components pursuant to Article 4.7 and

c)	Customer Controlled Components

13.8	The provisions of Articles 2, 8, 9, 13, 14, 15, 16, 19, 20 and 21 shall survive any termination or expiration of this Agreement.

Article 14.           Confidentiality

14.1
Specifications applicable to the Products, Services, designs, drawings, technical data, samples, financial data and any other information whatsoever, provided to the Supplier by Customer under this Agreement (“Confidential Information”) shall be considered as strictly confidential during the term of this Agreement and for a period of four (4) years thereafter.

14.2	Confidential Information may be subject to specific requirements from Customer, as will be then notified and discussed with Supplier.

14.3
Customer shall keep Supplier’s Confidential Information received under this Agreement strictly confidential during the term of this Agreement and for a period of four (4) years thereafter, provided such Confidential Information has been marked as confidential at the time of its disclosure or, if disclosed orally or visually, has been reduced in writing and marked as confidential within fifteen (15) days following the disclosure.

14.4
The Receiving Party shall not obligated to maintain in confidence: (i) Confidential Information which is, or subsequently may become, within the knowledge of the public generally or which is in the public domain, through no fault of the Receiving Party, (ii) Confidential Information which the Receiving Party can show was previously known to it as a matter of record at the time of receipt; (iii) Confidential Information which may be obtained lawfully from a third party who as obtained the Confidential Information through no fault of the Receiving Party, (iv) Information that was independently develop by either Party without recourse to the Confidential Information or (v) which is required to be disclosed pursuant to the requirement of a government or regulatory agency or by operation of law.

14.5
Supplier acknowledges that neither this Agreement not the purchase orders under this Agreement shall confer upon Supplier any license rights or intellectual property rights with regard to the Products or any Confidential Information. Unless otherwise stated in the termination provisions of this Agreement, Supplier shall not manufacture, assemble or repair any Product and supply any Services, after termination or expiration of this Agreement, without the prior written consent of Customer.

14.6
Customer acknowledges that, unless otherwise stated in this Agreement, neither this Agreement nor receipt of any Confidential Information from Supplier shall confer upon Customer any license rights or intellectual property rights with regard to Supplier’s Confidential Information.

Article 15.           Indemnification

15.1
Supplier shall defend, indemnify and hold Customer harmless from any and all third party demands, actions, causes of action, proceedings, suits, judicial, tax or similar official assessments, liabilities, claims, damages, settlements, judgments, interest, costs and expense, of every kind, arising out of based on any actual or alleged infringement, in relation to any Products, of any patents, copyrights, trade secrets, or other intellectual property rights, unless Supplier can evidence that the infringement claim results from the use by Supplier of Manufacturing File and Information provided by Customer under this Agreement, provided Customer gives Supplier notice of the claim as set forth below, allows Supplier sole control of the defence or settlement of the claim, and reasonably cooperates with Supplier in such defence or settlement, at Supplier’s cost.

15.2
Customer shall defend, indemnify and hold Supplier harmless from any and all third party demands, actions, causes of action, proceedings, suits, judicial, tax or similar official assessments, liabilities, claims, damages, settlements, judgments, interest, costs and expense, of every kind, arising out of based on any actual or alleged infringement, in relation to the use of Manufacturing File and Information provided to Supplier hereunder, of any patents, copyrights, trade secrets, or other intellectual property rights, provided Supplier gives Customer notice of the claim as set forth below, allows Customer sole control of the defence or settlement of the claim, and reasonably cooperates with Customer in such defence or settlement, at Customer’s cost.

15.3
Each Party shall immediately notify the other upon learning of any existing or potential infringement. In the case of any alleged infringement by Products or Services, Supplier undertakes, within a reasonable time period, not to exceed three months and at its own cost, to procure the right for Customer or its clients to continue using and selling Products or to modify, in accordance with article 11 above, the Products so as to be non-infringing and substantially equivalent in functionality. In the case of any alleged infringement by the Manufacturing File and Information provided to Supplier by Customer hereunder, Customer undertakes, within a reasonable time period, not to exceed three months and at its own cost, to procure the right for Supplier to continue using them for the purpose of this Agreement or to modify them so that they become non-infringing.

Article 16.           Liability and Limitation of Liability

16.1
In no event shall either party be liable for any indirect, consequential, incidental, punitive or special damages whatsoever resulting from loss of use, data or profits, even is such other party has been advised of the possibility of such damages. For the purpose of this section, both lost profit and damages resulting from value added to the Product by Customer after the delivery by Supplier shall be considered consequential damages.

16.2	In no event shall either party’s liability per year for all claims for direct damages arising out of or relating to this Agreement exceed £5,000,000.

16.3	The limitations set forth in this Article shall apply where the damages arise out of or relate to the Agreement.

16.4
Notwithstanding the foregoing, the exclusions and limitations set forth herein shall not apply to limit (i) Customer’s obligation to pay the agreed price in accordance with the terms and conditions set forth in this Agreement (including pursuant with Article 4.7); (ii) a Party’s obligation to indemnify the other Party against third party’s claim for personal injury or death; or (iii) actual damages required to be paid to any third party as a result a any third party right infringement claim (pursuant Article 15).

Article 17.           Assignment

17.1
This Agreement or any rights hereunder may not be assigned or otherwise transferred by any Party without the prior written consent of the other Party; provided, however, that either party may, upon prior notice to the other party, assign this Agreement in all or in part without such other party’s prior or subsequent consent, (i) to any Affiliate or the parent or its holding company of the assigning party and (ii) to the buyer of all or part of the assigning’s assets, Products or Product lines to which this Agreement applies.

17.2
For the purpose of this Agreement, the term “assign” shall include, without limitation, a sale, merger, spin off, contribution or any other method of disposal of assets or business, or any other transfer of control by operation of law or otherwise, whether total or partial.

17.3
Customer shall have a right, upon reasonable prior written notice, to access, during normal business days and hours, to the manufacturing sites of Supplier in which Products or Services for Customer are being performed, for the purpose of performing any reasonable audit in order to verify that Supplier has done all commercially reasonable efforts, within each site concerned, to isolate the manufacturing of the Products (including teams, processes, lines) from the manufacturing of the competitor’s products.

Article 18.           Key personnel – Monitoring Committee

18.1	Supplier shall appoint, within fifteen (15) days of the date of execution of this Agreement, the following key personnel for the purpose of ensuring the proper application of this Agreement:

i)	Customer account Manager

ii)	Quality Manager

iii)	Material & planning Responsible (for the Project)

iv)	Engineering Responsible (for the Project)

-
And shall provide Customer with all information to contact directly such person, and both Parties agree to pay attention to providing (including updates) and using such information in order to avoid inadvertent disclosure of any sensitive information.

-	Both parties agree to handle a Monitoring Committee at least once a quarter.

18.2
Each Party shall also appoint one representative responsible for the general administration of this Agreement and who shall act as the contact point under this Agreement for any matter relating thereto, including, without limitation, for settlement of disputes as per Article 19.2. Such representatives shall co chair the Monitoring Committee described below.

18.3
For the purpose of ensuring adequate monitoring of the manner in which the obligations set forth in this Agreement are discharged by the Parties, the Parties shall, within fifteen (15) days of the execution hereof, establish a contract monitoring committee (the “Monitoring Committee”). The Monitoring Committee shall be in charge of reviewing, assessing and addressing any operational or other issue identified in the course of implementing this Agreement, and make any appropriate written suggestion to the Parties in relation thereto. The Monitoring Committee shall have no decision-making authority of its own. Minutes of its meetings shall be kept and circulated by the hosting Party. The other Party may, where appropriate, comment on these minutes if it considers that they do not accurately reflect positions expressed during any meeting.

Article 19.           Governing law – Settlement of disputes

19.1	This Agreement shall be exclusively construed and enforced in all respects in accordance with the laws of England, without regard to its conflicts of law provisions.

19.2
If a dispute arises in relation to any aspect of this Agreement, the representatives of Customer and Supplier responsible for administration of this Agreement shall first consult and discuss in good faith in an attempt to come to an agreement in relation to the disputed matter, within a reasonable period of time (having due regard for the nature of the dispute and the operational necessity for its resolution) but in no case exceeding thirty (30) days from the date that either Party informs the other in writing that such a dispute exists. If the Parties fail to resolve the dispute at that level within such resolution period, the dispute shall be escalated to the respective responsible company members of senior management within each Party for resolution, within fifteen (15) days of the end of the first resolution period. If the dispute remains unresolved at the end of such second resolution period, then the dispute shall be finally submitted to the commercial courts of Zurich, Switzerland to which the Parties hereby attribute full and exclusive jurisdiction for the purpose hereof.

Article 20.           Force Majeure

20.1
In the event that an event of force majeure (an “Event of Force Majeure”) arises, the Agreement will be suspended for so long as its performance may be substantially hindered or prevented by said Event of Force Majeure. Event of Force Majeure means any event beyond the Party’s control being unforeseeable and occurring without such Party’s negligence or willful misconduct including, but not limited to, any act by any governmental authority, act of war or natural disaster, boycott, embargo, lockout, riots or civil commotion, terrorism, or the failure of the Vendor to timely deliver due to an Event of Force Majeure.

20.2
If one Party is unable to perform its duties and obligations under this Agreement as a direct result of the effect of an Event of Force Majeure, that Party shall give written notice to the other of the inability, setting out full details of the reasons therefore and the expected date at which such inability shall cease.

20.3
In case the agreement is suspended or substantially hindered or prevented for more than three (3) months as a result of such an Event of Force Majeure, the Parties hereby mutually agree that the party not experiencing the Event of Force Majeure shall have the right to terminate the Agreement, but such termination shall be subject to the requirements of Section 13.5 above.

Article 21.           Miscellaneous

21.1	No amendment or alteration of this Agreement shall be effective unless in writing and signed by the duly authorised representatives of each Party.

21.2	This Agreement and Appendices hereto constitute the entire agreement the Parties and supersede any prior oral or written agreement between the Parties with respect to the subject matter hereof.

21.3
Nothing herein contained shall be construed as constituting or be deemed to constitute a partnership or joint venture between the Parties hereto. All Supplier employees, agents and contractors are employees, agents and contractors of Supplier and shall in no event be deemed employees, agents or contractors of Customer. Supplier is responsible without limitation for their administrative and social management.

21.4
Any failure by one of the Parties to this Agreement to exercise any of its rights hereunder shall not be deemed a waiver of such rights. No extension of time for, or waiver of performance of, any obligation of any party hereto shall be effective unless it is made in writing signed by the Party granting such extension or waiver. Unless specifically stating otherwise, no waiver shall constitute or be construed as a waiver of any subsequent breach or non-performance.

21.5
In the event that any provision of this Agreement shall be held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall be construed so as to best carry out the intentions of the Parties upon the execution and delivery of this Agreement. The Parties shall then meet as soon as practicable with a view to establishing new terms valid and enforceable in accordance with applicable rules, so as to reflect as closely as possible the intention initially expressed by the Parties in respect of the provisions so held invalid or unenforceable.

21.6
Without prejudice to Article 18, any notices hereunder shall be made by certified mail return receipt requested, by e-mail or fax and confirmed by certified mail return receipt requested, by nationally recognized overnight courier service or by personal deliver, and will be deemed effective upon receipt, to:

-	If Customer, to:

. Mike Cook, Managing Director: mcook@signatureindustries.com

.

.

-	If to Supplier, to:

. John Boston, Managing Director: john.boston@cil-uk.co.uk

.

.

.

-
All such notices shall be effective upon receipt. Any Party hereto may, by notice in writing served as set forth above, designate a different address or a different or additional person to whom such notices or communication are hereafter to be sent.

21.7	Unless specifically stated otherwise in this Agreement, time periods provided herein in “days” shall be calculated as “working” days.

Executed in two (2) original copies.

For Customer:	For Supplier:
Date: 7 July 2011	Date: 11 July 2011

Signed: / Mike Cook /	Signed: / John Boston /
Name Mike Cook	Name John Boston
Title Managing Director	Title Managing Director

List of Appendices

Appendix A: Products and Services
Appendix B: Manufacturing files (including BOM) and tools/test software
Appendix C: Price List (costed BOM and Lead Times) / Cost of Lead Times/ Forecasts & firm orders schemes/ Stocks/ Delivery dates
Appendix D: Customer Controlled Material
Appendix E: Packaging and shipping specifications
Appendix F: Quality: Objectives & Penalties
Appendix G: ECO Rules
Appendix H: EOL Rules

Each appendix can be updated separately and has to be signed by both parties before implementation.